Exhibit 99.1

UDR Appoints Diane M. Morefield to Board of Directors

Denver, CO., October 12, 2020 – UDR, Inc. (the "Company") (NYSE: UDR), a leading multifamily real estate investment trust, today announced the appointment of Diane M. Morefield to its Board of Directors effective October 9, 2020.  Ms. Morefield will serve as an independent director.

Ms. Morefield has served as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”) at CyrusOne, Inc, a $13 billion publicly traded data center REIT based in Dallas, TX, since joining the company in 2016. Prior to CyrusOne, Ms. Morefield held executive-level positions at two publicly traded REITs that have since been taken private, Strategic Hotels & Resorts (EVP & CFO from 2010-2015) and Equity Office Properties Trust (1997-2006). Ms. Morefield currently serves on the Board of Directors of Copart, Inc., a publicly traded global leader in online vehicle auctions, as Director and Chair of the Governance and Nominating Committee.  Previously, Ms. Morefield served on the Board of Directors of Spirit Realty Corp., a publicly traded triple net-lease retail REIT, from 2012-2018 as Director and Audit Committee Chair. Ms. Morefield is the Co-Chair of NAREIT’s Dividends Through Diversity and Inclusion Advisory Board, a Certified Public Accountant, and received her Master’s in Business Administration from The University of Chicago Booth School of Business and her Bachelors of Science in Accounting from The University of Illinois.

“We are extremely pleased that Diane is joining UDR’s Board,” said Jim Klingbeil, Lead Independent Director and Chairman of the Nominating Committee.  Mr. Klingbeil continued, “Diane is an accomplished senior executive who possesses expansive knowledge across a variety of REIT sectors. Diane will be a vital contributor toward UDR’s continued long-term success.”

About UDR, Inc.

UDR, Inc. (NYSE: UDR), an S&P 500 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of June 30, 2020, UDR owned or had an ownership position in 51,320 apartment homes including 819 homes under development. For over 48 years, UDR has delivered long-term value to shareholders, the best standard of service to residents and the highest quality experience for associates.

Contact: UDR, Inc.

Trent Trujillo

ttrujillo@udr.com

720-283-6135